Exhibit 99.1

New York Mortgage Trust Completes Sale of its
Retail Mortgage Lending Platform Assets to IndyMac Bank, F.S.B.

The Company Also Announces a Correction to its Previously Issued Earnings Release

NEW YORK, NY April 3, 2007 - New York Mortgage Trust, Inc. (NYSE: NTR, “NYMT” or the “Company”), a self-advised real estate investment trust (“REIT”) made the following announcements today:

Completion of $13.5 million Asset Sale to IndyMac Bank, F.S.B.

On March 31, 2007, the Company completed its previously announced sale of certain assets of the retail mortgage lending platform of its wholly owned taxable REIT subsidiary, The New York Mortgage Company, LLC (“NYMC”), to IndyMac Bank, F.S.B., (“Indymac”), a wholly owned subsidiary of IndyMac Bancorp, Inc. (NYSE: NDE). The purchase price was $13.5 million, which included $2.3 million that will be held in escrow to support warranties and indemnifications provided to IndyMac, as well as other purchase price adjustments.

As part of the transaction, Indymac purchased substantially all of the operating assets related to NYMC’s retail mortgage lending platform, including use of The New York Mortgage Company name, and assumed certain liabilities of NYMC’s retail platform. IndyMac has also acquired approximately 20 full service and 10 satellite retail mortgage lending offices located in 11 states, and NYMC’s pipeline of mortgage applications in process at the time of closing. Indymac has hired substantially all branch employees and loan officers, as well as the majority of employees at NYMC’s corporate headquarters, and assumed a portion of the retention and severance expenses associated with the transaction.

Correction of $782,000, or $0.04 per share, to Previously Issued Earnings Release

The Company also announced that certain of its previously released results for the fourth quarter and year ended December 31, 2006, as described in its press release issued March 15, 2007, differ from those disclosed in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on April 2, 2007. Due to an increase in loan loss reserves associated with loans originated in 2006 and repurchased in February and March 2007, the Company’s actual net loss for the fourth quarter and year ended December 31, 2006 increased by $782,000 to $9.6 million and $15.0 million, respectively.

As a result of the increase in loan loss reserves, the Company corrected the following items from its previously issued earnings release of March 15, 2007:

•	Consolidated net loss of $15.0 million, or $0.83 per share, for year ended December 31, 2006 versus a previously disclosed $14.2 million, or $0.79 per share; and

•	Consolidated net loss of $9.6 million, or $0.53 per share, for the fourth quarter of 2006 versus a previously disclosed $8.8 million, or $0.49 per share.

About New York Mortgage Trust

New York Mortgage Trust, Inc., a real estate investment trust (REIT), is engaged in the management of high credit quality residential adjustable rate mortgage (ARM) loans and mortgage-backed securities (MBS). As of March 31, 2007, the Company has exited the mortgage lending business. The Company’s portfolio is comprised of securitized, high credit quality, adjustable and hybrid ARM loans, and purchased MBS. Historically at least 98% of the portfolio has been rated "AA" or "AAA". As a REIT, the Company is not subject to federal income tax provided that it distributes at least 90% of its REIT income to stockholders.

For more information about New York Mortgage Trust please visit http://www.nymtrust.com.

Safe Harbor Regarding Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward- looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, that a rise in interest rates may cause a decline in the market value of the Company's assets, prepayment rates that may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, President,	Joe Calabrese (General) 212-827-3772
Co-Chief Executive Officer and Chief Financial Officer	Julie Tu (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com